Exhibit 23.1

WILLIAM M. COBB & ASSOCIATES, INC.

January 23, 2019

Contango Oil & Gas Company

717 Texas Avenue, Suite 2900

Houston, Texas 77002

Re:     Contango Oil & Gas Company, Registration Statement on Form S-8

Gentlemen:

The firm of William M. Cobb & Associates, Inc. consents to the use of its name and to the use of its projections for Contango Oil & Gas Company’s Proved Reserves and Future Net Revenue in Contango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned projections in this Registration Statement.

William M. Cobb & Associates, Inc. has no interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Company. Contango Oil & Gas Company does not employ us on a contingent basis.

Sincerely,

WILLIAM M. COBB & ASSOCIATES, INC.
Texas Registered Engineering Firm F-84

/s/ F.J. MAREK
Frank J. Marek, P.E.
President